Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-1

(Form Type)

NOTABLE LABS, LTD.

(Exact name of Registrant as specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate		Amount of Registration Fee(2)
Fees to Be Paid	Equity	Ordinary Shares, nominal value of NIS 0.35 per share(3)(4)	457(o)			$10,000,000		$0.0001476	$1,476.00
	Equity	Pre-Funded Warrants (4)(5)(6)	457(g)			—		—	—
	Equity	Ordinary Shares Underlying Pre-Funded Warrants(3)(7)	457(o)			—		—	—
	Equity	Ordinary Warrants (5)(6)	457(g)			—		—	—
	Equity	Ordinary Shares Underlying Ordinary Warrants (3)(8)	457(o)			$20,000,000		$0.0001476	$2,952.00
Fees Previously Paid	Equity	Ordinary Shares, nominal value of NIS 0.35 per share(3)(4)	457(o)			$15,000,000	$		$2,214.00
	Equity	Pre-Funded Warrants (4)(5)(6)	457(g)			—		—	—
	Equity	Ordinary Shares Underlying Pre-Funded Warrants(3)(7)	457(o)			—		—	—
	Equity	Ordinary Warrants (5)(6)	457(g)			—		—	—
	Equity	Ordinary Shares Underlying Ordinary Warrants (3)(8)	457(o)			$15,000,000	$		$2,214.00
	Total Offering Amounts					$30,000,000			$4,428.00
	Total Fees Previously Paid								$4,428.00
	Total Fee Offsets								—
	Net Fees Due								$0.00

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2) Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.

(3) Pursuant to Rule 416(a) of the Securities Act, the ordinary shares registered hereby also includes an indeterminable number of additional securities that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4) The proposed maximum aggregate offering price of the ordinary shares will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Warrants issued in the offering, and the proposed maximum aggregate offering price of the Pre-Funded Warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any ordinary shares issued in the offering. Accordingly, the proposed maximum aggregate offering price of the ordinary shares and Pre-Funded Warrants (including the ordinary shares issuable upon exercise of the Pre-Funded Warrants), if any, is $15,000,000.

(5) No fee required pursuant to Rule 457(g) under the Securities Act because the warrants are being registered in the same registration statement as the ordinary shares issuable upon exercise of the warrants.

(6) The registrant may issue Pre-Funded Warrants to purchase ordinary shares in the offering. The purchase price of each Pre-Funded warrant will equal the price per share at which ordinary shares are being sold to the public in this offering, minus the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the Pre-Funded Warrant will equal $0.0001 per share (subject to adjustment as provided for therein).

(7) Represents ordinary shares issuable upon exercise of the Pre-Funded Warrants.

(8) Represents ordinary shares issuable upon exercise of the Ordinary Warrants.